Exhibit 10.25

Strategic Alliance Agreement Fortion Holding B.V. – Symbid Corp.

The Parties:

Symbid Corp., having its corporate domicile and place of business at Marconistraat 16, 3029 AK Rotterdam, for this purpose represented by Korstiaan Zandvliet and Robin Slakhorst, directors, hereinafter to be called ”SBID”,

and

Symbid Holding B.V., having its corporate domicile and place of business at Marconistraat 16, 3029 AK Rotterdam, for this purpose represented by Gastropoda Equus B.V., general director, for this purpose represented by Robin Slakhorst, hereinafter to be called “Symbid”,

and

Fortion Holding B.V., having its corporate domicile and place of business at Businesspark Friesland-W 27A, 8447 SL Heerenveen, for this purpose represented by K.J. van der Weg, J.P. Nammensma and D.A. van der Meer, hereinafter to be called “Fortion”.

This agreement furthermore concerns all relevant entities affiliated with the parties.

Hereby agree the following:

1.	Subject of the Agreement

1.1.
Symbid will supply to Fortion an online module with a management functionality for bringing together entrepreneurs and investors (hereinafter to be called “Dashboard”). With this Dashboard Fortion can offer the functionality provided by Symbid to its network of entrepreneurs and investors. The Dashboard operates fully on Symbid’s technical backbone.

1.2.
This is for Symbid and Fortion the start of a strategic alliance in which all financing applications brokered by Fortion will be registered on the Symbid platform, with both parties seeking to have the brokered entrepreneurs and/or financiers procure monitoring services.

1.3.	Symbid presents itself to the market as a platform where entrepreneurs can seek financing and investors can invest in the entrepreneurs in the system.

a.	Symbid charges entrepreneurs a fee for the Start Package for its services with part of the fee being used to purchase services from Fortion as a Preferred Supplier (see Annex I for pricing).

1.4.
Fortion will offer services at EUR 80 an hour to the customers brought in by Symbid within the initial Start Package. The hourly rate will be adjusted yearly per January 1 on the basis of the price index for the family consumption of the CPI - All households (2000=100), published by the CPB.

1.5.
The services purchased by Symbid from Fortion are aimed at completing a company file and accompanying financing proposition (“Proposition”) within the Symbid system in accordance with the Proposition Format provided by Symbid.

1.6.
If the volume of services purchased by Symbid appears insufficient for completing the Proposition Format, Fortion will be free to offer additional services to the Symbid customers. The settlement of Fortion (invoice) to the customers introduced by Symbid initially will explicitly state that the additional services concern additional Credion hours within the Symbid Services Package.

1.7.	Fortion will ensure that periodically balanced accounts can be submitted to Symbid for these additional services. The Parties will decide on the format by mutual agreement.

1.8.
Every Proposition overseen by Fortion, both the customers introduced by Symbid and direct customers and/or existing customers of Fortion, will be entered into the Proposition Format within the Symbid Dashboard, stating the minimum data required.  The Parties will jointly determine this format.  Symbid reserves the right to facilitate entrepreneurs who come to Symbid directly and wish to use Symbid’s direct online (crowd) funding platform without the intervention of external advisors, with the intention of having every Proposition supervised by an external advisor.

1.9.	Every Proposition generated by Fortion within the platform designated by Symbid can be offered to financiers in the two ways set out below as will be communicated to entrepreneurs:

a.
By means of a Private Placement with the professional financing parties affiliated by SLA. The Settlement of potential transactions will then be finalized outside the Symbid platform (see Annex I for pricing).

b.
By means of an offer on the online direct (crowd) funding platform, enabling investors to invest in the Proposition online using standardized financial products. Prices will always be stated clearly on the Symbid platform and will be based on the then applicable rates. For every successful deal a percentage of the success fee will be paid to Fortion as a commission (see Annex 1 for pricing).

2.	Monitoring

2.1.	Fortion has already entered into SLA’s with professional financiers.

2.2.	After signing this agreement Fortion endeavors to add “Symbid B.V.” within three months as an additional contractual party to the existing SLA’s with financiers.

2.3.
Upon adding Symbid B.V. as a contractual party to the SLA’s referred to in Article 2.1 additional terms will be included in the SLA’s for the monitoring requested by the financiers of the companies they finance. To this end three types of monitoring will be offered and added to the SLA’s:

a.	NO monitoring; The financier is not interested in procuring monitoring services from Symbid;

b.
Monitoring Light; The financier receives a login code for a monitoring dashboard containing the monitoring data on the companies financed by this financier. In exchange the financier will pay a monthly fee to Symbid (see Annex 1 for pricing);

c.
Monitoring Premium. The financier receives a login code for a monitoring dashboard containing the monitoring data on the companies financed by this financier. In addition, this financier will receive periodical reviews by an advisor. In exchange the financier will pay a monthly fee to Symbid, part of which Symbid will use to buy services from Fortion as a Preferred Supplier to have these reviews drawn up for the financier concerned (see Annex 1 for pricing);

Both parties seek to include a clause in each SLA requiring entrepreneurs to buy a Monitoring Start Package in which the entrepreneur, the responsible advisor AND the financier will have access to the Monitoring results of the company concerned for one year. This regards “standard” Monitoring (see Annex 1 for pricing).

Financiers will be free to indicate a preference for the type of monitoring of a company for each financed Proposition.

Symbid will in principle buy the reviews from the advisor who has advised a specific entrepreneur during the process preceding the financing.

Upon contracting financing, entrepreneurs must agree that they are responsible for their accountants supplying the correct data required for Symbid Monitoring. For this purpose Symbid can offer support to the accountant to help supply the correct data (see Annex 1 for pricing).

2.4.
If Symbid and/or SBID, for whatever reason, is no longer able to comply with its obligations SBID will ensure that Fortion can continue per direct the monitoring services on commercially acceptable terms. The representatives of Symbid signing this agreement will aim for the aforementioned on a best effort basis.

3.	Exclusivity

3.1.
Fortion warrants and represents that from January 1, 2015 onwards all financing facilitated and brokered by Fortion and its advisors will be registered on a platform designated by Symbid. The Parties will decide by mutual agreement on the most efficient way of administering that deal flow of financing facilitated.

3.2.
All external communications and communications to Entrepreneurs advised by Fortion advisers will name the Symbid platform as the platform on which Fortion registers all the financing it has brokered. To this end both parties will develop market and communication tools for the coherent communication of their cooperation within new and existing customer groups. After signing this agreement Symbid may claim the volume of financing applications brokered by Fortion in all external communications and marketing.

3.3.	Fortion will add ‘Symbid B.V.’ on a best-effort basis as a contractual party to all SLA agreements it has signed and will sign.

3.4.
Fortion reserves the right to use other direct online (crowd) funding platforms. If a Proposition meets the criteria for acceptance of the direct online (crowd) funding platform Fortion will always include Symbid’s direct online (crowd) funding platform in its advice to Entrepreneurs seeking financing for which Fortion provides advice. In all cases the total volume of brokered financing may be added to the total of financing brokered by Symbid;

3.5.	Fortion does not have the right to independently offer a platform similar to that of Symbid.

3.6.
Symbid reserves the right to facilitate financing brokered by other Corporate Finance companies. Through this agreement Symbid commits to offering Fortion services within the financing process via the Symbid platform on a Preferred Supplier basis.

3.7.	SBID/Symbid does not have the right to independently offer (franchise) advisory services similar to that of Fortion.

3.8.
If other Corporate Finance companies in the Netherlands engaged in credit brokerage for medium-sized and small businesses wish to use the Symbid service, other than by the referral of leads, they must do so through an affiliate package, unless otherwise agreed by both parties. The affiliate package will be implemented by Fortion at those Corporate Finance companies. Within Fortion this product is currently defined as a “Private label Credion product”. See Annex II for details of this product, which should be purchased by every Corporate Finance company that wishes to use the Symbid service. If Symbid introduces an advisor who uses this affiliate package, Fortion will pay to Symbid 20% of the start fee paid for this product paid by the joining advisor, with a minimum of EUR 2,500.

4.	Payment in SBID Shares

4.1.
“Tranche 2014”: one million five hundred thousand (1,500,000) common shares SBID will be granted to an entitled party designated by Fortion and will be transferred as instructed by Fortion immediately upon the signing of this agreement.

4.2.
An entitled party as designated by Fortion may acquire a maximum of one million (1,000,000) common shares divided into a tranche of two hundred and fifty thousand (250,000) shares over the period from January 1, 2015 through December 31, 2015 (“Tranche 2015”), a tranche of five hundred thousand (500,000) shares over the period from January 1, 2016 through December 31, 2016 (“Tranche 2016”) and a tranche of two hundred and fifty thousand (250,000) shares over the period from January 1, 2017 through December 31, 2017 (“Tranche 2017”):

4.3.
The number of shares SBID to be granted per Tranche to an entitled party designated by Fortion will equal the number of Monitoring Start Packages of EUR 300 times the number of Companies purchasing those packages from Symbid that have been introduced by Fortion. The value of this turnover will be translated into a number of shares SBID based on the fair value valuation prescribed under US GAAP as at December 31 of the relevant time periods defined in Article 4.2 The shares granted within “Tranche 2015”, “Tranche 2016” and “Tranche 2017” will be issued fully vested on December 31 of that specific year of the tranche.

4.4.
The issue of the shares SBID under Article 4.2 is conditional on Symbid having invoiced the fee of EUR 300 (exclusive of VAT) to the entrepreneur in question (whether or not through the responsible Credion advisor). If Symbid decides to charge a lower fee for a Monitoring Start Package the sum of EUR 300 will still be used as a unit for the purposes of the calculation referred to in Article 4.3.

4.5.
Upon signing this agreement Symbid and Fortion will make a joint effort to offer the affiliated Fortion advisors within one month of signing training facilities at a venue to be determined, where they will be educated about the alliance and the use of Symbid’s services.

5.	Use of Name and Logo

5.1.
Unless with the express prior written consent the Parties may not use each other’s names, word marks and/or logos and/or misspells of logos. The same applies to suppliers’ names. This includes the use of commercial statements such as Google AdWords, other than agreed in Articles 1, 2 and 3 of this agreement.

5.2.	Misspells will be understood to include abbreviations, similar names, identical names with or without capitalization or names incorporating the brand names.

6.	Unfavorable Publicity

6.1.
Each Party will immediately notify the other Party of any facts and circumstances that will or could lead to unfavorable publicity that could discredit the position, image or reputation of either party.

7.	Communication and Confidentiality

7.1.	For the sake of good communication the Parties have designated the following contacts:

	Fortion	Symbid

Technical matters:	Carlo van der Weg	Matthe van Daalen

Contractual matters:	Jacob Nammersma	Robin Slakhorst

7.2.
Each Party will refrain from disclosing trade secrets and other data of the other Party that have been designated as confidential or by their nature should reasonably be understood to be confidential or using same for any purpose other than in the context of this agreement.

7.3.
The Parties undertake not to disclose to third parties any of the provisions contained herein. The Parties furthermore undertake to treat as strictly confidential all information on the activities and organization of the other party save if such information was already in the public domain through no fault of the disclosing party.

8.	Disputes and Applicable Law

8.1.	This agreement is governed by Dutch law.

8.2.	Any disputes that cannot be resolved amicably will be submitted to the competent court of Rotterdam.

9.	Definitions

9.1.	In this Agreement and the standard terms and conditions the capitalized terms will have the meanings defined below:

9.1.1.	Business Partner: The accountant, financial advisor or other professional who is a party to the Agreement or to whom Symbid makes an offer;

9.1.2.	Dashboard: Space on the Platform made available by Symbid to Business Partners for the purpose stated in Article 1.9;

9.1.3.	User: A Business Partner, Entrepreneur or other Party who has entered into an agreement with Symbid for the use of the Platform;

9.2.	Entrepreneur: A (legal) person operating a business, who/which has entered into an agreement with Symbid for the use of the Platform;

9.3.	Agreement: The agreement made between the Business Partner and Symbid for the use of the Platform;

9.4.	Platform: The online monitoring platform provided by Symbid;

9.5.
Preferred Supplier: The provision of the services or products of specific suppliers or partners. Under this agreement this means that Symbid will initially put forward Fortion’s services. Only if the other party specifically indicates its preference for another party, will that option be offered;

9.6.	Proposition: Proposals of Entrepreneurs for which they seek financing;

9.7.	Proposition Format: The pre-defined criteria that a Proposition should satisfy and the fields that must be completed to that end;

9.8.	SBID: Symbid Corp., an entity under the laws of the State of Nevada, listed on the OTC/QB under the ticker symbol SBID;

9.9.	Settlement: The processing of payments and handling of the legal aspects of investments;

9.10.	Symbid: Symbid Holding B.V., having its corporate domicile in Rotterdam;

9.11.	Start Package: A package of services to be provided by FORTION following initial payment by Entrepreneurs, aimed at realizing a completed Proposition for Entrepreneurs within the Symbid Dashboard.

-- Signature page to follow –

Agreed and drawn up in three copies in Rotterdam on December 8, 2014,

Symbid Corp.	Symbid Corp.
Signature:	Signature:

/s/ Robin Slakhorst	/s/ Korstiaan Zandvliet
Robin Slakhorst	Korstiaan Zandvliet
Date:	Date:

Symbid Holding B.V.	Fortion Holding B.V.
Signature:	Signature:

/s/ Robin Slakhorst	/s/ K.J. van der Weg
By: Gastropoda Equus B.V	K.J. van der Weg
By: Robin Slakhorst	Date:
Date:

Fortion Holding B.V.	Fortion Holding B.V.
Signature:	Signature:

/s/ J.P. Nammensma	/s/ D.A. van der Meer
J.P. Nammensma	D.A. van der Meer
Date:	Date:

Annex I – Pricing

Start Package

Fee for a Start Package for entrepreneurs on the Symbid platform:

●	EUR 350 exclusive of VAT charged to the entrepreneur

Purchase amount services Start Package from the Business Partner, Fortion in this case:

●	EUR 200 exclusive of VAT
●	2.5 hours (hourly rate @ EUR 80 exclusive of VAT)

Success Fees

Direct online (crowd) funding platform

●
At all times the rates for direct online (crowd) funding will be clearly stated on the direct online (crowd) funding platform. At the time of signing of this agreement the success fee is 5% of the amount raised;

o	20% of this 5% success fee will go to the acting Fortion advisor of the Entrepreneur in question at the time of the latter’s financing.

Private Placements

●	If Symbid introduces an Entrepreneur the latter will be charged a success fee of EUR 250 exclusive of VAT (whether or not through the responsible advisor);
●	If the Entrepreneur has been introduced through the Fortion network, no success fee will be charged upon a Private Placement.

Any arrangements regarding success fees laid down in the SLA’s with financiers (with the fee being paid by the financier upon successful financing) will be agreed between Symbid and Fortion for each individual SLA. At all times the parties will seek to achieve an equal distribution for SLA’s made with financiers after the signing of this agreement.

The SLA’s already signed by Fortion with financiers at the time of signing of this agreement, including (possible) financial considerations paid by the financier in the event of successful financing will be negotiated between Symbid and Fortion at an individual level with the parties seeking to achieve a fair distribution by labor and contribution.

Monitoring Fees

Monitoring Start Package
In the Monitoring Start Package three Monitoring Dashboards will be made available to: 1) The entrepreneur, 2) the responsible advisor and 3) the financier of the Proposition during one year after the financing by the financier.

If Entrepreneurs have been introduced through Symbid;

●
A fixed fee of EUR 300 exclusive of VAT for a Monitoring Start Package.  The Entrepreneur agrees to this upon accepting the standard terms and conditions of  the Symbid platform, both in the event of Private Placement and in the event of financing through the direct online (crowd) funding platform.

o	Fortion is free to offer Entrepreneurs additional services with its advisors based on the available Monitoring data on companies for which financing has been successful.

If Entrepreneurs have been introduced through Fortion and/or its network of advisors: This Article is relevant also to Article 4 of this agreement;

●
Both parties will make every effort to have every Entrepreneur procure either directly OR through a mandatory purchase under the SLA’s with financiers a Monitoring Start Package for EUR 300 exclusive of VAT.  The Entrepreneur agrees to this upon accepting the standard terms and conditions of the Symbid platform and/or in a service contract made with the acting Fortion advisor. Symbid will provide this contract and the terms and conditions to Fortion. The Monitoring Start Package will be invoiced by mutual agreement.

o	Fortion is free to offer Entrepreneurs additional services with its advisors based on the available Monitoring data on companies for which financing has been successful.

      Monitoring Light

If the Start Package is not used and/or if other stake holders wish to purchase a Monitoring Feed on specific companies, the following rates will be charged or after expiry (after one year) of the Monitoring Start Package:

●	EUR 10 exclusive of VAT / Monitoring Feed/ User/ Month
o	Whether or not based on other than monthly intervals

Monitoring Premium

A Monitoring Premium Package is in fact a Monitoring Light product plus additional hours of the responsible advisor. Symbid will be responsible for invoicing. By mutual agreement the Parties will tailor the individual SLA to a specific financier, with the Monitoring Light fee basically going to Symbid. Any additional hours charged will be paid to the responsible advisor, for which Symbid will receive a commission yet to be determined.

Please note: All amounts stated may be subject to change upon approval by both parties.

Annex II – Terms ‘Private Label’ Credion

Pricing and precise terms will be agreed upon per case, whereby with mutual approval parties can chose to deviate from the standard terms.

A private label from Fortion will include at least the following components who will be delivered to advisors connected to the Symbid platform:

●	Management support;
●	CRM with process workflow, CCQ Financing platform with more than 30 Service Level Agreements;
●	Online credit reporting module with a maximum of three users;
●	Monitoring through Symbid, The Funding Network;
●	Knowledge and Technical Support by phone and email;
●	Certification FOI, investment of EUR 1,500 per participant;
●	Ongoing education with bi-annual central organized events for max three participants (for free).